Exhibit 10.3

AMENDMENT TO AMENDED AND RESTATED TERMINATION PROTECTION AGREEMENT

This Amendment (the “Amendment”) to the Amended and Restated Termination Protection Agreement between Arena Pharmaceuticals, Inc. (the “Company”) and [NAME] (the “Executive”) dated December 30, 2008 (the “Agreement”), is entered into and effective as of the 9th day of May, 2016.

WHEREAS, Company and Executive desire to amend the Agreement as set forth below;

NOW THEREFORE, in consideration of the foregoing premises and the covenants and promises contained in the Agreement as amended hereby, the Company and Executive, intending to be bound, hereby agree that the following sections of the Agreement shall be amended as follows:

1.	The third sentence of the first paragraph of Section 3 is hereby amended and restated in its entirety as follows:
“If Executive’s employment is terminated within one (1) year prior to a Change in Control, and Executive reasonably demonstrates after such Change in Control that such termination was at the request or suggestion of any individual or entity who or which ultimately effects a Change in Control or by the Board in contemplation of a Change in Control (an “Anticipatory Termination”), this Agreement shall become effective upon such Change in Control involving such individual or entity, and Executive’s Termination Date shall be deemed to have occurred immediately following the Change in Control, and therefore Executive shall be entitled to the benefits provided hereafter in this Section 3 and as otherwise set forth in this Agreement.”

2.	Section 3(b) is hereby amended and restated in its entirety as follows:
“COBRA Benefits. If Executive timely elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company will directly pay all COBRA group health insurance premiums for Executive until the earliest of (A) the second anniversary of the Termination Date or (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA (the “Benefit Period”). For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the Benefit Period, a fully taxable cash payment equal to 140% of (x) the value of Executive’s last monthly group health insurance premiums immediately prior to the Termination Date or (y) the value of Executive’s last monthly COBRA premiums paid by the Company, as applicable (dependent on the time the Company makes such determination that it cannot pay the COBRA premiums directly), and in either case subject to applicable tax withholdings (such amount, the “Benefit Payment”). The Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be paid until the earlier of (i) expiration of the Benefit Period or (ii) the date Executive is no longer enrolled in such COBRA coverage.”

3.	Section 3(c) is hereby amended and restated in its entirety as follows:
“Notwithstanding any provision to the contrary in a Company equity compensation plan (an “Equity Plan”) or any award agreement under an Equity Plan, (i) any outstanding, unexercisable stock options, unvested restricted shares or other unvested stock awards shall become fully exercisable (as applicable) and vested as of the Termination Date and (ii) any stock options shall remain exercisable until the first anniversary of the Termination Date; provided, however, that (x) in no event shall any stock option continue to be exercisable after the expiration of the original contractual life of any such option; (y) this section shall not restrict the Company’s ability to adjust the number of shares subject to such stock options or other stock awards pursuant to Section 12.2 of the Company’s 2013 Long-Term Incentive Plan (or any successor provision under such plan or any similar provision in any other Equity Plan, whether adopted before or after the Company’s 2013 Long-Term Incentive Plan) or to require that equity award holders surrender their stock option or other stock award pursuant to Section 11 of the Company’s 2013 Long-Term Incentive Plan (or any successor provision under such plan or any similar provision in any other Equity Plan, whether adopted before or after the Company’s 2013 Long-Term Incentive Plan), so long as, in any such adjustment or surrender, Executive is treated no less favorably than any other employee of the Company; and (z) this section shall not apply to (including with respect to vesting) any stock awards for which the vesting thereof is conditioned upon the satisfaction of performance criteria (“Performance-Related Awards”), including any such grants under the Company’s Performance Restricted Stock Unit Grant Agreement. For the avoidance of doubt, Performance-Related Awards do not include any stock awards or portions thereof (including stock options) for which the vesting thereof is conditioned solely upon Executive’s continued service over a specified time period (i.e., time-based vesting).”

4.	Schedule A “Certain Definitions” is hereby amended as follows:

•	The definition of “Annual Compensation” is amended to add the following sentence to the end of such definition: “Annual Compensation shall ignore any reduction made to Executive’s annual rate of base salary which forms the basis for Executive’s termination for Good Reason.”

•
The definition of “Change in Control” is amended to replace the current clause (ii) with the following clause (ii): “any merger or other business combination of the Company, any sale or lease of the Company’s assets or any combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction own at least 60% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company’s assets; or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions , in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Transaction; or”

5.	The second paragraph of the Release Agreement contained as Exhibit A is hereby amended and restated in its entirety as follows:
“In consideration of benefits I will receive under the Agreement, I hereby generally and completely release the Company and its directors, officers, employees, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, and affiliates from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to (i) my employment, (ii) the termination of my employment or (iii) events, acts, conduct, or omissions between the Company and me occurring prior to my signing this Release, except for claims under the Agreement or any severance benefit plan or other severance arrangement applicable to me, applicable equity compensation plans and grants, any applicable indemnification agreement or other indemnification obligation under the Company’s charter documents or any rights or claims I may have to indemnification or legal defense pursuant to any policy of insurance protecting or applicable to directors and/or officers of the Company and any rights or claims which are not waivable as a matter of law. Subject to the foregoing, this Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).”

All other terms and conditions of the Agreement shall remain unchanged and in full force and effect. All capitalized terms not defined herein shall have the same meaning given to such terms in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized representatives effective as of the date set forth above.

ARENA PHARMACEUTICALS, INC.	[NAME]

By:	By:
Name:	Name:	[Name]
Title:

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